Exhibit 99.1

NEWS RELEASE

Media Contact: Christopher Pearsall, CMPearsall@MagellanHealth.com, (860) 507-1923
Investor Contact: Renie Shapiro, rshapiro@magellanhealth.com, (877) 645-6464

MAGELLAN HEALTH SERVICES EXPANDS

RADIOLOGY BENEFITS MANAGEMENT COLLABORATION

NATIONWIDE WITH COVENTRY HEALTH CARE

AVON, Conn. — April 2, 2012 — NIA, a subsidiary of Magellan Health Services Inc. (NASDAQ: MGLN), announced today that it has entered into a binding letter of agreement to extend the term of its existing radiology benefits contracts with Coventry Health Care through December 31, 2015, and established an expanded national preferred relationship providing new market opportunities. These contracts were originally scheduled to expire at various dates in 2012 and 2013.  Under the new national relationship, Magellan will be Coventry’s preferred radiology benefits management service provider in additional markets in which Coventry elects to outsource.

“We are honored to extend our work with Coventry, bringing our innovative suite of solutions to their members nationwide,” said Tina Blasi, CEO of NIA. “Over the past several years, we have worked closely together to produce excellent results, implementing initiatives that ensure high quality, cost effective care.  All of us at NIA and Magellan look forward to continuing our tradition of clinically-driven excellence for Coventry members across the country.”

In 2009, NIA began serving Coventry’s members in five markets and has since expanded to seven markets. With the national expansion, NIA will work with Coventry in additional markets, providing both traditional radiology benefits management as well as a suite of advanced products such as cardiology management, radiation oncology, and pain management.

“We are delighted to expand our relationship with NIA in order to provide high-quality, clinically-driven radiology benefits management services to more Coventry members,” said Allen Karp, Senior Vice President, National Network at Coventry Health Care.  “Radiology services are among the fastest growing categories of health care, and our expanded NIA relationship will ensure our members receive state-of-the-art radiology services while allowing us to improve our cost structure and offer affordable health plan coverage.”

The binding letter of agreement is subject to the completion of a definitive agreement.

About Magellan Health Services:  Headquartered in Avon, Conn., Magellan Health Services Inc. is a leading specialty health care management organization with expertise in managing behavioral health, radiology and specialty pharmaceuticals, as well as public sector pharmacy benefits programs. Magellan delivers innovative solutions to improve quality outcomes and optimize the cost of care for those we serve. Magellan’s customers include health plans, employers and government agencies.  As of December 31, 2011, Magellan served approximately 31.1 million members in our behavioral health business, 15.6 million members in our radiology benefits management segment, and 6 million members in our medical pharmacy management product. In addition, the specialty pharmaceutical

Magellan Health Services—55 Nod Road, Avon CT 06001—www.MagellanHealth.com

segment served 41 health plans and several pharmaceutical manufacturers and state Medicaid programs. The company’s Medicaid Administration segment served 25 states and the District of Columbia. For more information, visit www.MagellanHealth.com.

About Coventry Health Care:  Coventry Health Care (www.coventryhealthcare.com) is a diversified national managed healthcare company based in Bethesda, Maryland, operating health plans, insurance companies, network rental and workers’ compensation services companies. Coventry provides a full range of risk and fee-based managed care products and services to a broad cross section of individuals, employer and government-funded groups, government agencies, and other insurance carriers and administrators.

Cautionary Statement

This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, as amended, which involve a number of risks and uncertainties.  All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements including, without limitation, statements regarding the renewal of existing contracts with Coventry and the expanded national relationship between the Company and Coventry.  These statements are based on the analysis, judgment, belief and expectation of the management of Magellan only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially from future results expressed or implied by such forward-looking statements due to, among other things, changes in, or delays in the completion of the definitive agreement and implementation of expanded markets under the national relationship between the Company and Coventry; the impact of new or amended laws or regulations; governmental inquiries; litigation; competition; operational issues; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within Magellan’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on February 28, 2012.  Readers are cautioned not to place undue reliance on these forward-looking statements. Magellan does not undertake any obligation to update these forward-looking statements to reflect events or circumstances that arise after the date of this release.

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